EXHIBIT 10.1

June 28, 2007

Eapen Chacko

Vice President, Finance and Chief Financial Officer

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN 55077

Re:                             Amendment to Restated Executive Employment Agreement

Dear Mr. Chacko:

Reference is made to your Restated Executive Employment Agreement with MedicalCV, Inc. ("MedCV" or "we") dated May 30, 2006 (the "Employment Agreement") providing for your employment as Vice President, Finance and Chief Financial Officer of MedCV.  Following our discussion concerning your objectives and the future needs of MedCV, we have reached a mutual decision concerning your departure from MedCV.  This letter (the "Agreement") will address amendments to the Employment Agreement and your severance and transition arrangements.  Except as provided in this letter, the following supersedes all other existing arrangements for your employment, compensation and benefits.

1.             Termination and Duties.  Section 3.01 of the Employment Agreement is hereby amended and superseded by the following:

(a)           In lieu of further notice of termination of employment by you or MedCV, it is agreed that, except as provided below, your employment by MedCV will terminate on September 15, 2007 (the "Termination Date").  Between the date hereof and the Termination Date, you agree to fully participate as MedCV’s Vice President, Finance and Chief Financial Officer in the preparation and filing of (a) MedCV’s Annual Report on Form 10-KSB for the fiscal year ended April 30, 2007, (b) the Registration Statement on Form SB-2 MedCV is contractually required to file to register for resale shares of common stock underlying warrants sold to investors in MedCV’s April 2007 and June 2007 debt financing, (c) the contemplated post-effective amendments to MedCV’s three existing resale registration statements, and (d) the Quarterly Report on Form 10-QSB for the quarter ending July 31, 2007.  Performance of the foregoing is a condition to the payment of compensation, benefits and severance under Section 2 of this Agreement.  On the Termination Date, you will be deemed to have resigned from all offices held by you with MedCV.

(b)           Until the Termination Date, you agree to continue to serve as MedCV's Vice President, Finance and Chief Financial Officer and will continue to have the job responsibilities set forth in Section 1.02 of the Employment Agreement.  Performance of such job responsibilities is a condition to the payment of compensation, benefits and severance under Section 2 of this Agreement.

2.             Compensation.  Subject to your performance of the conditions specified in Sections 1(a) and 1(b) of this Agreement, your base compensation and benefits will continue to be paid to you under the terms of your Employment Agreement at their current rates through the

Termination Date and you will be entitled to receive the severance pay provided in Article 7 of the Employment Agreement.  In particular, this Agreement preserves and restates the provisions of Sections 7.01, 7.01(a), 7.01(b), 7.01(c), 7.03, and 7.04 of the Employment Agreement, as modified by this Agreement.  Except as set forth in Section 2 of this Agreement, no other bonus, monetary compensation or equity compensation will be paid to you.  The foregoing supersedes Sections 4.01, 4.02 and 6.01 of the Employment Agreement

3.             Revocation.  You have twenty-one (21) days from the date you receive this Agreement to consider whether to sign this Agreement (not including the day you receive it), and are advised in writing by this paragraph to consult an attorney as part of the consideration process.  The 21-day consideration period thus expires at the end of the day on July 19, 2007.  If you sign this Agreement before the expiration of the 21-day period, you do so because you do not need additional time beyond the signature date to decide whether to enter into this Agreement.  You acknowledge that once you execute this Agreement, you may, if you choose, revoke the Agreement within fifteen (15) days after the date on which you signed it.  (The parties hereto agree that this 15-day revocation period includes, and is not in addition to, the seven-day consideration period required by the Age Discrimination in Employment Act.)  If you choose to revoke, written notice of revocation must be delivered either in person, or mailed by certified mail, return receipt requested, and properly addressed to:

Marc P. Flores

President and Chief Executive Officer

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN 55077

If mailed, the written notice of revocation must be postmarked within the 15-day period.  If you do not timely revoke your execution of this Agreement, then the sixteenth day following the date of your execution will be the "Effective Date" of this Agreement.  By executing this Agreement, you represent that you understand the terms and effect of this Agreement and enter into it willingly, knowingly, and voluntarily.

4.             Release.  You, on behalf of yourself, your heirs, successors, agents, assigns, and all other persons who could assert a claim based on a relationship with you and/or dealings with MedCV, waive and release and promise never to assert any or all claims that exist or might exist against MedCV, its related business entities, and their current and former shareholders, directors, officers, employees, agents, attorneys, insurers, and assigns, prior to the your signing of this Agreement.  These claims include, but are not limited to, claims arising under federal, state or local statutes, ordinances, regulations, rules, or common law, including but not limited to the following (as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; any state statute or law governing employment, discrimination, or harassment in employment or governing termination of employment, including but not limited to the Minnesota Human Rights Act, or similar state statutes or local ordinances; the law of contract and tort including but not limited to claims for defamation, fraud or misrepresentation, breach of privacy, assault, battery, intentional or negligent infliction of emotional distress, promissory estoppel, or any quasi-contractual theory or any other theory arising under the common law; and any claims for attorney's fees, costs, or disbursements, or any action in equity, all to the fullest extent permitted by law.  You represent and warrant that you have not assigned any such claims to anyone else.  You further agree to the extent permitted by law not to sue or commence any other legal or equitable actions against MedCV, except to enforce the Employment Agreement, as amended by this Agreement.  You acknowledge and agree that the severance payment under Section 7.01 of the Employment Agreement constitutes a fair, sufficient, and adequate consideration for promises in this Agreement.

MedCV hereby releases you from all claims, liabilities or causes of action (collectively, "Claims") known to MedCV on the date hereof; provided, however, that such release shall not apply to Claims (i) arising out of the enforcement of this Agreement or your Employment Agreement; or (ii) arising from claims made by third parties.

5.             Litigation Support.  Within the forty-eight (48) month period following the Termination Date, you will comply with any reasonable request by MedCV or its attorneys to assist in connection with pending or future litigation or charges involving MedCV, including but not limited to matters involving any past or present agent or employee of MedCV, involving another business entity, or involving any other MedCV-affiliated entity, parent, or successor.  MedCV will reimburse you for all reasonable, out-of-pocket expenses incurred in providing such assistance.  If you are requested to perform services in excess of eighty (80) hours during such period, MedCV will reimburse you at the rate of $100.00 per hour.

6.             Miscellaneous.  This Agreement and the documents it references constitute the entire agreement between you and MedCV with respect to the matters covered and except for the last sentence of this paragraph, supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to the subject matter of this Agreement, including but not limited to any previously-existing contract, agreement, understanding, practice, or policy (oral or written) relating to separation or severance pay in the event of termination of employment, except that the benefit plans that you participate in shall remain in full force and effect for as long as you participate in any such benefit plan.  Except as provided in this Agreement, the remaining provisions of your Employment Agreement not inconsistent with this Agreement will remain in effect in accordance with their terms.

If any provision of this Agreement is held to be void, voidable, unlawful, or unenforceable, the remaining portions of this Agreement will continue in full force and effect.  Notwithstanding the foregoing, if your releases of claims set forth in Paragraph 4 are held to be invalid or unenforceable, then at its option, MedCV may declare the Agreement null and void and recover from you the payments and benefits provided under the Employment Agreement.

MEDICALCV, INC.

By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

/s/ Eapen Chacko 6/29/07.
Eapen Chacko